UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2010

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

21355 Ridgetop Circle, Dulles, VA	20166
(Address of Principal Executive Offices)	(Zip Code)

(703) 948-3200

(Registrant’s Telephone Number, Including Area Code)

487 East Middlefield Road, Mountain View, CA	94043
(Former Address of Principal Executive Offices)	(Zip Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On May 19, 2010, VeriSign, Inc. (the “Company”) entered into an acquisition agreement (the “Agreement”) with Symantec Corporation, a Delaware corporation (the “Purchaser”) for the sale of the Company’s Authentication Services business through the transfer of a combination of assets and certain subsidiaries of the Company (the “Transferred Subsidiaries”) for a cash purchase price of $1.28 billion, subject to a limited working capital adjustment and an adjustment based upon the amount of net cash held by the Transferred Subsidiaries at closing. The Transferred Subsidiaries include GeoTrust, Inc., Thawte, Inc., Thawte Technologies, Inc., VeriSign Canada Limited, VeriSign Sweden AB, VeriSign Australia Pty Ltd, VeriSign UK Ltd, and EMBP 455, LLC.

On, August 9, 2010, (the “Closing Date”), the Company completed the sale of the Authentication Services business to the Purchaser pursuant to the Agreement for cash proceeds of $1.29 billion, after preliminary adjustments of $7.7 million to reflect the parties’ estimate of working capital associated with the Authentication Services business and the net cash held by the Transferred Subsidiaries as of the Closing Date. The transaction will be subject to a final adjustment to reflect the actual working capital balance and the amount of net cash held by the Transferred Subsidiaries as of the Closing Date.

Pursuant to the Agreement, the Purchaser acquired assets including (1) certain contracts of the Authentication Services business, including leases for real property in various jurisdictions, (2) certain accounts receivable and prepaid expenses of the Authentication Services business, (3) certain office furniture, computers and other equipment used in the Authentication Services business, (4) ownership of or the right to use certain trademarks, patents, copyrights and other intellectual property used or held for use in, or otherwise related to, the conduct of the Authentication Services business and (5) certain claims, causes of action and rights relating to the Authentication Services business. The real property owned by the Company at its Mountain View, California facility was transferred to the Purchaser through the sale of the wholly owned subsidiary that owns this property. With respect to certain intellectual property, to the extent that the transferred assets included assets that were used in both the Authentication Services business and the businesses to be retained by the Company, the Purchaser has licensed back such assets to the Company for use in the retained businesses.

The Purchaser has generally assumed all liabilities of the Authentication Services business, whether arising before or after closing, other than certain specified liabilities of the Authentication Services business, which the Company has retained.

The Purchaser has acquired all trademarks primarily used in the Authentication Services business (including the Company’s checkmark logo and the Geotrust and thawte brand names). The Company has retained the name “VeriSign” but has granted the Purchaser a four-year license to use the name in connection with the Authentication Services business, and a five-year license in connection with the VeriSign.com website. The VeriSign.com website will be operated by the Purchaser for a period of five years following the Closing Date, subject to certain rights of the Company (including the right to include links to sub-domains operated by the Company). If a change in control of the Company occurs within four years following the Closing Date, the Company will be prohibited, for the four years following such change of control, from using the VeriSign name, including as part of composite marks, other than in connection with the businesses operated by the Company at the time of the change in control. If such a change in control occurs and, during the four-year period thereafter, the Company or its successor breaches such use limitations and fails to cure such breach after 60 days’ notice, then the Purchaser will be granted perpetual and exclusive use of the VeriSign name in all fields and ownership of the VeriSign.com website will be transferred to the Purchaser in perpetuity.

The Company has previously disclosed additional information concerning the Agreement on the Current Reports on Form 8-K, filed with the Securities and Exchange Commission on May 25, 2010, July 14, 2010 and August 2, 2010.

Item 9.01.	Financial Statements and Exhibits.

(b)(1) Pro forma financial information

The pro forma financial information required by this item is attached as Exhibit 99.1 to this report.

(d) Exhibits

Exhibit Number	Description

99.1	Pro forma financial information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: August 13, 2010	By:	/S/ RICHARD H. GOSHORN
Richard H. Goshorn
Senior Vice President, General Counsel and Secretary